Exhibit 28 (j) (2) under Form N-1A
Exhibit (23) under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees of Money Market Obligations Trust:

We consent to the use of our reports dated July 27, 2020, with respect to the financial statements of Federated Municipal Obligations Fund and Federated Tax-Free Obligations Fund, two portfolios of the Money Market Obligations Trust, as of May 31, 2020, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP

Boston, Massachusetts

July 27, 2020